Exhibit 1.1

AGREEMENT

This Agreement is entered into by and between CRYOPORT, INC., a Nevada corporation (the “Company”), and Feltl & Company (“Feltl”) as of August 28, 2017.

1. ENGAGEMENT. The Company hereby engages Feltl to contact Feltl’s clients who own warrants to purchase common stock of Cryoport that were issued in private placements and warrants to purchase common stock of Cryoport at an exercise price of $3.57 that were issued in a public offering pursuant to the Registration Statement on Form S-1 (File No. 333-203006) as amended, which was initially filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 and became effective on July 23, 2015 (the “Public Warrants” and, collectively with the privately placed warrants, the “Warrants”) and solicit the exercise of such client’s Warrant(s) in accordance with the terms of such Warrants; provided that, Feltl shall not solicit the exercises of the Public Warrants unless and until the Company notifies Feltl that the post-effective amendment to the registration statement relating to the Public Warrants has been declared effective by the SEC. Feltl hereby accepts such engagement.

2. COMPENSATION. In consideration for Feltl’s services under this agreement, the Company agrees to pay to Feltl ten percent (10%) of the gross proceeds received by the Company from the cash exercise of Warrants by clients that Feltl solicits pursuant to the terms hereof. Within seven days following the end of each calendar month, the Company shall pay to Feltl the fees earned by Feltl for the prior calendar month.

3. TERMINATION. Either party may terminate this Agreement by giving seven days’ prior written notice to the other party at any time and for any reason. Upon any such termination, the Company shall promptly pay to Feltl the fees earned pursuant to Section 2 above. In the event this Agreement is not sooner terminated, it shall automatically terminate on December 31, 2017. However, this Agreement may also be extended pursuant to mutual written agreement by the parties.

4. FINRA REPRESENTATION.

(a) Feltl is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), will maintain such good standing status during the term of this Agreement, and is authorized to perform its obligations under this Agreement under FINRA rules and regulations. No proceedings are pending or, to the best of Feltl’s knowledge, threatened that, in any way, may revoke or limit Feltl’s authority to perform its obligations under this Agreement, including, but not limited to, any proceedings or actions by FINRA, the Securities and Exchange Commission, or any applicable state blue sky authority.

(b) Feltl is a licensed broker-dealer in good standing under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and the laws of such states where Feltl will perform its obligations under this Agreement. Issuer will not be disqualified from relying on Rule 505 of Regulation D by reason of the application of Rule 505(b)(2)(iii) due to any act or omission of Feltl or any of its directors, officers or employees.

(c) Feltl will not engage in general solicitation or general advertising within the meaning of Rule 502 of Regulation D in connection with performing its obligations under this Agreement.

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(d) Neither Feltl nor any of its registered representatives, directors or executive officers is subject to any disqualifying event specified in Rule 506(d). Feltl will reasonably cooperate with efforts of Issuer to confirm the accuracy of this representation.

5. NOTICES. Except as otherwise expressly provided in this Agreement or duly noticed hereunder, all notices and other communications hereunder shall be in writing and mailed or delivered to the applicable party at such party’s address as set forth on the signature page hereof.

6. MISCELLANEOUS. This Agreement shall inure to the benefit of and be binding upon the successors of Feltl and the Company. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the matters contemplated by this Agreement and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the matters contemplated by this Agreement. The Agreement may be amended or modified only by a writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to such state’s choice of laws provisions.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRYOPORT, INC.

By:	/s/ Robert Stefanovich

Name: Robert Stefanovich
Title: Chief Financial Officer

Address:	17305 Daimler St.
Irvine, CA 92614

With a copy to:	Anthony Ippolito
Snell & Wilmer LLP
600 Anton Blvd. #1400
Costa Mesa, CA 92626

Feltl & Company

By:	/s/ Mitchell Edwards

Name: Mitchell Edwards
Title: COO

Address:	10900 Wayzata Blvd, Suite 200
Minnetonka, MN 55305

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